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                                                                       EXHIBIT 5

                                   CMGI, INC.
                              100 Brickstone Square
                          Andover, Massachusetts 01810

                                                  June 17, 2002


CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts 01810

     Re:  2002 Non-Officer Employee Stock Incentive Plan, as amended

Ladies and Gentlemen:

I am Associate General Counsel of CMGI, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 15,000,000 shares of Common Stock, $.01 par value per share (the "Shares"), of the Company, issuable under the Company's above-referenced employee benefit plan (the "Plan").

I have examined the Restated Certificate of Incorporation of the Company, as amended to date, and the Amended and Restated By-Laws of the Company, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion. In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the Delaware Constitution, the Delaware General Corporation Law statute, reported judicial decisions interpreting Delaware law and the federal laws of the United States of America.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

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I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement in accordance with the requirements of Item 601(b)(5) of Regulation
S-K under the Securities Act and to the use of my name therein under the caption "Interests of Named Experts and Counsel." In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                   Very truly yours,

                                                   /s/ Kevin P. Lanouette

                                                   Kevin P. Lanouette
                                                   Associate General Counsel